Exhibit 10.1

………………………. 2021

KALEN CAPITAL CORPORATION

and

LIGHT QUANTUM ENERGY HOLDINGS

____________________________

AGREEMENT FOR THE PURCHASE OF SHARES

OF SOLARWINDOW TECHNOLOGIES, INC.

____________________________

THIS AGREEMENT is dated __________________ 2021 (this "Agreement")

BETWEEN

KALEN CAPITAL CORPORATION, a company incorporated and registered in Canada whose registered office is at 688 West Hastings Street, Suite 700, Vancouver, BC, V6B 1P1, Canada (the "Seller" or "Kalen"), and its relevant subsidiaries, including but not necessarily limited to Kalen Capital Holdings LLC

AND

LIGHT QUANTUM ENERGY HOLDINGS, a company incorporated and registered in the Cayman Islands with company number MC-330103 whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands (the "Buyer" or "LQE")

WHEREAS

(A)	The Company has an issued share capital of 53,196,799 shares of common stock, par value US$0.001 quoted on the OTC Markets Group, Inc.'s' OTCPINK Current Information (the "Common Shares").

(B)	The Seller is the owner, or is otherwise able to procure the transfer, of the legal and beneficial title to the Sale Shares.

(C)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to and on the terms and conditions of this Agreement.

IT IS AGREED

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation in this Clause apply in this Agreement:

"Accounts"	means the (i) audited financial statements of the Company for the accounting period ending on the Accounts Date and (ii) the unaudited financial statements of the Company for the accounting periods ending on 30 November 2020, 28 February 2021 and 31 May 2021, as provided to the Buyer in the agreed form.

"Accounts Date"	means 31 August 2020.

"Affiliates"	means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such specified person through one or more intermediaries or otherwise. For the purposes of this definition, "control" means, where used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

"Breach"	has the meaning given to it in Clause 6.3.

"Business Day"	means a day other than a Saturday, Sunday or public holiday in Canada, the Cayman Islands, or the United States of America when banks are normally open for business in those jurisdictions.

“Canadian Dollars” or “CAD”	means the lawful currency of Canada.

"Claim"	means a claim for breach of any of the Warranties.

"Common Shares"	has the meaning given in the Recitals.

"Company"	means SolarWindow Technologies, Inc., a Nevada corporation, having its registered office at 9375 E. Shea Blvd., Suite 107-B, Scottsdale, AZ 85260.

"Company SEC Reports"	has the meaning given to it in Schedule 1.

"Completion"	means completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

"Completion Date"	means the date of this Agreement.

"Compulsory Warrant Transfer"	has the meaning given to it in Clause 6.3

"Consideration"	means the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with Clause 3.

"Consents"	has the meaning given to it in Schedule 1.

"Controlling Interest"	means the holding by a person (other than the Buyer) of greater than 51% of the issued capital of the Company or the ability to exercise greater than 51% of the voting rights in the Company.

"Encumbrance"	means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

"Final Payment Deadline"	has the meaning given to it in Clause 3.3.

"Indemnified Parties"	has the meaning given to it in Clause 8.

"Initial Payment Deadline"	has the meaning given to it in Clause 3.2.

"Intellectual Property Rights"	means any patents, utility models, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, owned, used or held for use by the Company.

"Losses"	has the meaning given to it in Clause 7.

"Non-Payment Event"	has the meaning given to it in Clause 5.1.

"Policies"	has the meaning given to it in Schedule 1.

"Proceedings"	has the meaning given to it in Schedule 1.

"Repurchase Completion"	has the meaning given to it in Clause 5.2.

"Repurchase Shares"	has the meaning given to it in Clause 5.1.

"Representatives"	means a person's directors, officers, partners, members, managers, directors, employees, agents, consultants, investors, stockholders, or advisers (including attorneys, accountants, consultants, bankers and financial advisers) and any representatives of those advisers.

"Sale Shares"	means the 33,032,288 Common Shares and 16,780,167 cash only Warrants and 1,781,750 cashless Warrants

"SEC"	means the United States Securities Commission.
"Seller's Bank Account"	means: or any other bank details, as instructed in writing from the Seller to the Buyer, from time to time.

"Tax"	all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings, or liabilities wherever chargeable and whether of the United States or any other jurisdiction and any penalty, fine, surcharge, interest, charges, or costs relating to it.

"Warranties"	means the warranties set out in Schedule 1 for the Buyer and the Seller.

"Warrants"	means the warrants to purchase Common Shares in the Company.

1.2	References to Clauses and Schedules are to the Clauses of, and Schedules to, this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement.

1.5	A reference to a company shall include any company, corporation, or other body corporate, wherever and however incorporated or established.

1.6	A reference to writing or written includes fax but not email (unless otherwise expressly provided in this Agreement).

1.7	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.8	References to a document in agreed form is to that document in the form agreed by the parties and initialed by them or on their behalf for identification.

1.9	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

2.	SALE AND PURCHASE

The Seller shall sell with full title free from all Encumbrances and the Buyer shall buy the Sale Shares, together with all rights that attach (or may in the future attach) to it including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.	CONSIDERATION

3.1	The total consideration (the "Consideration") for the purchase of the Sale Shares shall be paid by the Buyer to the Seller in cash in accordance with Clause 3.2 in the sum of:

(a)	$47.50 million (Canadian Dollars) to be paid on or prior to the Initial Payment Deadline; and a

(b)	$16.5 million (Canadian Dollars) additional penalty if paid after the Initial Payment Deadline, but no later than the Final Payment Deadline.

3.2	Consideration shall be paid on the date that is one hundred twenty (120) calendar days after the date of this Agreement (or if such date is not a Business Day, the next Business Day following such date) (the "Initial Payment Deadline").

3.3	Payment of the Consideration may be deferred by the Buyer for a period of an additional two hundred forty (240) calendar days from the Initial Payment Deadline (the "Final Payment Deadline"). Such deferral shall be notified in writing from the Buyer to the Seller on or prior to the Initial Payment Deadline, unless otherwise mutually extended by both Parties.

3.4	All payments to be made to the Seller under this Agreement shall be made in Canadian Dollars by electronic transfer of immediately available funds to the Seller's Bank Account. Payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date.

4.2	At Completion the Seller shall deliver or cause to be delivered:

(a)	evidence from the Company's transfer agent that the Common Shares have been transferred in the name of the Buyer as designated by the Buyer. If necessary, after Completion, the Seller shall also execute such other certificates or other documents reasonably necessary to transfer the Common Shares to the Buyer.

(b)	evidence that the Warrants have been validly assigned to Buyer in accordance with the applicable Warrant Agreements.

(c)	a copy of the minutes of a meeting of the board of directors of the Seller (or in the alternative, a copy of a resolution passed by the board of directors of the Seller) authorizing the execution by the Seller of this Agreement and all other documents ancillary to it or the transactions contemplated in this Agreement, and appointing the relevant signatory or signatories to execute this Agreement and any such other documents on its behalf; and

4.3	At Completion the Buyer shall:

(a)	deliver a copy of the resolution passed by the shareholders of the Buyer to approve the purchase of the Sale Shares pursuant to this Agreement; and

(b)	deliver a copy of the minutes of a meeting of the board of directors of the Buyer authorizing the execution by the Buyer of this Agreement and all other documents ancillary to it or the transactions contemplated in this Agreement, and appointing the relevant signatory or signatories to execute this Agreement and any such other documents on its behalf.

5.	SHARE REPURCHASE

5.1	In the event that the Consideration has not been paid (the "Non-Payment Event") on the date of either:

(a)	the Initial Payment Deadline or the Final Payment Deadline without the Buyer having served a notice on the Seller in relation to exercising its right to deferred payment of the Consideration under Clause 3.3; or

(b)	the Final Payment Deadline,

5.2	Within five (5) Business Days after the occurrence of a Non-Payment Event, as per 5.1, LQE shall transfer, for nil consideration, the Repurchase Shares to Kalen (or its nominee) ("Repurchase Completion"). LQE shall ensure delivery of the items set out in Clause 4.2 except that references in Clause 4.2 for the purposes of this Clause 5.2 only shall be construed as follows:

(a)	references to the Seller, shall be read as referring to the Buyer;

(b)	references to the Buyer, shall be read as referring to the Seller;

(c)	references to Common Shares or Sale Shares, shall be read as referring to Repurchase Shares; and

(d)	references to Completion, shall be read as referring to Repurchase Completion.

5.3	Upon the occurrence of Repurchase Completion, LQE and the Seller shall be released from all obligations under this Agreement.

6.	WARRANTIES

6.1	The Seller, as the Seller is aware and to best of the Seller’s knowledge and without any independent investigation or inquiry, acknowledges that the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

6.2	The Seller warrants and represents, as the Seller is aware and to best of the Seller’s knowledge and without any independent investigation or inquiry and to best of the Seller’s knowledge to the Buyer that each Warranty is true and accurate as at the date of this Agreement.

6.3	Without prejudice to the Buyer's right to claim on any other basis, or to take advantage of any other remedies available to it (including but not limited to the right to claim damages for breach of this Agreement, exercise of the Option and / or effecting the Compulsory Warrant Transfer), in the event any Warranty proves to be untrue, inaccurate or misleading (a "Breach"), the Buyer may, in its absolute discretion, retain 468,750 cashless Warrants at $4.00 per share in its name, and shall be relieved of any obligation to pay any Consideration (or other consideration) to the Seller for such Warrants (a "Compulsory Warrant Transfer").

6.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

7.	OPERATIONAL OBLIGATIONS OF THE OF BUYER

7.1	The Buyer undertakes that it shall not and shall procure that the Company shall not do any of the following during the period between Completion and payment of the Consideration:

(a)	change or replace (or permit any change or replacement) of the articles of association of the Company;

(b)	issue or permit the issuance of new shares, warrants, options, or other securities which would increase the issued share capital of the Company by greater than 20%, unless issuance of such share capital is required for raising operating capital or enabling business operations;

(c)	terminate the appointment / employment (as the case may be) of any of the persons who are, as at the date hereof, directors of the Company / members of Executive Management of the Company, in each case, not including (i) lawful termination of such person for cause, or (ii) circumstances where such persons voluntarily resign or retire, or (iii) circumstances where an appointment of such persons is deemed necessary to advancing the business of the Company;

(d)	appoint / employ (as the case may be) of additional persons to the office of director of the Company / as a member of Executive Management of the Company, except where such appointment is deemed necessary to advancing the business of the Company;

(e)	transfer, assign, or license to or from any third party any Intellectual Property Rights fundamental to the business of the Company, except where such transfer, assignment, or license agreements are deemed necessary to advancing the operations of the Company; and

(f)	sell, transfer or otherwise dispose of any shares in the capital of the Company amounting to a Controlling Interest (or enter into an agreement to do so).

(g)	incur capital expenditure of the Company that is consistent with its historical operating requirements.

(h)	Sell or dispose of any assets valued greater than $500,000.

(i)	Exercise any Warrants.

(j)	Borrow any sum in excess of $100 million (USD) or raise any equity finance in excess of $200 million (USD).

8.	INDEMNIFICATION

Whereas the Buyer is entering into this Agreement based on the Warranties of the Seller, from and after Completion, the Seller shall indemnify, defend and hold harmless the Buyer and each of its Representatives (the "Buyer Indemnified Parties") from and against, and shall compensate and reimburse the Indemnified Parties for, any and all losses, claims, damages, penalties, fines, expenses or liabilities of any kind whatsoever (including attorneys' fees and expenses) (collectively, "Losses") incurred by the Indemnified Parties (whether such Losses relate to a direct claim or a third party claim) as a result of the actions of the Seller.

Whereas the Seller is entering into this Agreement based on the Warranties of the Buyer, from and after Completion, the Buyer shall indemnify, defend and hold harmless the Seller and each of its Representatives (the "Seller Indemnified Parties") from and against, and shall compensate and reimburse the Indemnified Parties for, any and all losses, claims, damages, penalties, fines, expenses or liabilities of any kind whatsoever (including attorneys' fees and expenses) (collectively, "Losses") incurred by the Indemnified Parties (whether such Losses relate to a direct claim or a third party claim) as a result of the actions of the Seller.

9.	FURTHER ASSURANCE

The Seller shall promptly execute and deliver such documents, perform such acts and do such things as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

The Buyer shall promptly execute and deliver such documents, perform such acts and do such things as the Seller may reasonably require from time to time for the purpose of giving full effect to this Agreement.

10.	ASSIGNMENT

This Agreement is personal to the parties and neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other party.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

12.	VARIATION AND WAIVER

12.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorized representatives).

12.2	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by law is only effective if it is in writing.

12.3	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

13.	NOTICES

13.1	A notice given to a party under or in connection with this Agreement shall be in writing and shall be delivered by hand, or sent by courier, or sent by email with receipt duly acknowledged by the recipient, in each case to the address or, as applicable, email address specified in this Clause 13.1 (or to such other address as that party may notify to the other party in accordance with this Agreement). The addresses for the service of notices are:

For Kalen:

For the attention of: Harmel S. Rayat

Email: hsr@kalencapital.com

Address: Suite 700 – 688 West Hastings Street, Vancouver, BC, V6B 1P1

With a copy for information to:

For Light Quantum Energy Holdings:

For the attention of:

Email:

Address:

With a copy (for information only, and not to constitute notice) to: david.ramm@bakerbotts.com

13.2	Delivery of a notice is deemed to have taken place if delivered by hand, at the time the notice is left at the address, or if sent by fax or email, at the time of transmission, or if sent by post on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).

13.3	This Clause 13 does not apply to the service of any proceedings or other documents in any legal action.

14.	SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

15.	COUNTERPARTS

15.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

15.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

15.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

15.4	All parties to this Agreement hereby agree that each party (or an authorised signatory on behalf of such party) may execute and otherwise authenticate this Agreement with an electronic signature. For the avoidance of doubt, parties agree that an electronic signature shall be given the same legal force and effect as a wet-ink signature.

16.	THIRD PARTY RIGHTS

No one other than a party to this Agreement, their successors and permitted assignees, shall have any right to enforce any of its terms.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of British Columbia.

17.2	Each party irrevocably agrees that the Supreme Court of British Columbia shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been executed and is delivered and takes effect on the date stated at the beginning of it.

Signed and delivered for and on behalf of KALEN CAPITAL CORPORATION by Harmel S. Rayat, being a person so authorised to act on behalf of the company in accordance with the laws of Canada in the presence of a witness:

		) ) ) ) ) )	…………………………….………. Harmel S. Rayat, President
Witness Signature:	……………………….
Witness Name:	……………………….
Witness Address:	………………………. ………………………. ……………………….
Witness Occupation:	……………………….

Signed and delivered for and on behalf of Light Quantum Energy Holdings by ……………….., being a person so authorised to act on behalf of the company in accordance with the laws of the Cayman Islands in the presence of a witness:

		) ) ) ) )	………………………….…………. [insert signatory name], [title]
Witness Signature:	……………………….
Witness Name:	……………………….
Witness Address:	………………………. ………………………. ……………………….
Witness Occupation:	……………………….

SCHEDULE 1
WARRANTIES

1.	The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.	The Seller has the requisite power and authority to enter into and perform the transactions contemplated in this Agreement and the documents referred to in it (to which it is a party), and such aforementioned documents constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.

3.	The execution and performance by the Seller of the transactions contemplated in this Agreement and the documents referred to in it will not conflict with, breach or constitute a default under the (i) Seller's notice of articles and articles, (ii) any agreement, instrument, order, judgement or other restriction which binds the Seller or (iii) to the best of Seller’s knowledge and without independent investigation or inquiry, any law or governmental authorization applicable to the Seller or their respective businesses, properties or assets, including the United States federal and state securities laws.

4.	The Sale Shares are free from all Encumbrances.

5.	No Encumbrance has been created, and no right has been granted to any person to require the Seller and no commitment has been given to create an Encumbrance, in favor of any person affecting the Sale Shares.

6.	The common shares within the Sale Shares convey voting rights in the Company.

7.	The Warrants are exercisable into a minimum of one (1) share of common stock in the Company for each Warrant, subject to adjustment as provided pursuant to the terms and conditions of each such Warrant.

8.	So far as the Seller is aware, and to best of the Seller’s knowledge, and without any independent investigation or inquiry, during the periods in which when Mr. Harmel Rayat was an officer of a director of the Company at various times from January 1, 2018 through June 30, 2020, in Management or Directorship roles at the Company:

(a)	the Company conducted its business in the normal course unless otherwise disclosed in the Company’s financial reporting;

(b)	there has been no material disclosure of adverse changes in the turnover, financial position or prospects of the Company which have not been disclosed in the Company’s financial reporting;

(c)	the Company has neither issued nor agreed to issue any share or loan capital, and no dividend or other distribution of profits or assets have been, or have been agreed to be, declared, made or paid by the Company which have not been disclosed in the Company’s financial reporting;

(d)	neither the Company nor any of the Subsidiaries have borrowed or raised any money or given or taken any form of financial security, which have not been disclosed in the Company’s financial reporting; and

(e)	there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting principles and policies as those applied in the Accounts, which have not been disclosed in the Company’s financial reporting.

(f)	the Company has conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction as per disclosures in the Company’s financial reporting.

9.	So far as the Seller is aware and to best of the Seller’s knowledge, and without any independent investigation or inquiry, unless otherwise disclosed in the Company’s filings, the Company has timely filed to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC (such documents and other any documents filed by the Company with the SEC, as may have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, and also including those filed or furnished subsequent to the date hereof, collectively, the "Company SEC Reports"). So far as the Seller is aware and to best of the Seller’s knowledge, and without any independent investigation or inquiry, as of their respective filing dates (or, if supplemented, amended or superseded since the time of filing, as of the date of the most recent supplement, amendment or superseding filing), (i) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) each of the Company SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, in each case as in effect on the date of any such filing.

REPRESENTATIONS AND WARRANTIES BY BUYER

10.	The Buyer has the requisite power and authority to enter into and perform the transactions contemplated in this Agreement and the documents referred to in it (to which it is a party), and such aforementioned documents constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.

11.	The execution and performance by the Buyer of the transactions contemplated in this Agreement and the documents referred to in it will not conflict with, breach or constitute a default under the (i) Buyer's constating documents, (ii) any agreement, instrument, order, judgement or other restriction which binds the Buyer or the Company or (iii) any law or governmental authorization applicable to the Buyer or the Company or their respective businesses, properties or assets, including the United States federal and state securities laws.

12.	In entering into this Agreement, the Buyer has complied with all applicable laws of the United States and any applicable laws of any foreign jurisdiction.

13.	Anything in this Agreement to the contrary notwithstanding, the parties acknowledge that the transaction contemplated in this Agreement is subject to the Company’s insider trading and compliance policies.